UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2020

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2020, Ontrak, Inc. (the “Company”) appointed Robert Newton, age 55, to serve as its General Counsel and Secretary.

Prior to joining Ontrak, Inc., Mr. Newton most recently served from June of 2004 through August of 2019 as the Executive Vice President, Chief Legal Officer and Secretary of PCM, Inc, a NASDAQ Global Market, multi-billion-dollar annual revenue, 4000 plus employee, global technology solution provider (which completed a successful sale in 2019). Prior to PCM, from August of 1990 until June of 2004, Mr. Newton held partner, Of Counsel and associate positions with several large international law firms practicing in the general business, M&A and corporate securities practice areas, including as a partner of a leading international healthcare firm, McDermott, Will & Emery, where Mr. Newton’s client representations included a disease management company and multiple publicly traded provider practice management companies. Mr. Newton received his J.D. in 1990 from the University of Texas at Austin School of Law, with honors, and his B.B.A. in Finance in 1987 from The University of Texas at Austin, with highest honors.

The Company has entered into an Employment Agreement with Mr. Newton, which sets forth Mr. Newton’s duties as the General Counsel and Secretary of the Company and the terms of his compensation. The agreement is for a term of three (3) years commencing on October 19, 2020 (the “Commencement Date”), with an option to renew for another three (3) years. As compensation for Mr. Newton’s services, he shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to ($250,000) annually in equal bi-weekly installments, less applicable taxes;

(b) Stock options to purchase up to 100,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the date the option is granted and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over three years from date of its grant with one-third (1/3) of the option vesting one year from the Commencement Date, and the remainder of the Option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and

(c) A discretionary bonus which will be targeted at forty percent (40%) of Mr. Newton’s annual base salary less any Target Bonus Adjustment (as defined in the Employment Agreement) and will be based on Mr. Newton achieving individual goals and milestones, and the overall performance and profitability of the Company.

Mr. Newton has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Newton had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Robert Newton is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated October 19, 2020 by and between the Company and Robert Newton.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: October 23, 2020	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer